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                                                        EXHIBIT 10.30

                   STEELCASE INC. INCENTIVE COMPENSATION PLAN
                STOCK OPTION AGREEMENT FOR PARTICIPANTS IN FRANCE

<< >>

CONFIDENTIAL TO: << >>

As a key employee and in recognition of your contributions, you have been granted an Award of a non-qualified stock option under the Steelcase Inc. Incentive Compensation Plan (the "Plan") as amended by the Stock Option Plan for Participants in France ("French sub-Plan").

This Agreement provides additional information regarding your rights under the Plan. A copy of the Plan and the French sub-Plan as adopted on June 25, 2001, have been provided to you. If there is any inconsistency between this Agreement and the Plan or French sub-Plan, the French sub-Plan shall control. Capitalized terms used in this Agreement are defined in the Plan and/or in the French sub-Plan.

OVERVIEW OF YOUR AWARD

1.     NUMBER OF SHARES SUBJECT TO OPTION GRANTED UNDER THIS STOCK OPTION: << >>

2. TYPE OF AWARD: Stock options as authorized under Article 6.2 of the Plan and under the French sub-Plan.

3.     DATE OF GRANT: << >>

4.     PER SHARE EXERCISE PRICE: << >>

5. VESTING OF OPTIONS: Subject to the terms of the Plan and the French sub-Plan, the Shares covered by this Stock Option may be purchased according to the following schedule:

         DATE                          PORTION OF OPTION WHICH VEST
         ----                          ----------------------------
        <<  >>                                     1/3

        <<  >>                                     1/3

        <<  >>                         All remaining shares; fully vested

6. EXERCISE DATE: Fourth anniversary of the Grant Date, << >>, unless otherwise authorized.

7.       EXPIRATION DATE OF THESE AWARDS: << >>

8.       TERMINATION OF EMPLOYMENT:

         a. By disability. Your Option will fully vest one hundred percent (100%) on date of disability, and the your Option may be exercised until (i) the expiration date of his Option; but not earlier than (ii) the Exercise Date as set forth in the French sub-Plan.

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                  Disability shall have the meaning ascribed to such term in the
                  Optionee's governing long-term disability plan, or if no such plan exists, at the discretion of the Board or Committee.

                  In the case the disability significantly reduces the working and profit capacity of your employment, as set forth under Section L.341-1 of the French social security code, section 91ter of Exhibit II to the French tax code provides that the favorable tax and social security regime applies even if the sale of shares occurs prior to the expiration of the specific holding period set forth by section 163 bis C of the French tax code as provided in the French sub-Plan.

         b. By death: In the event of your death, your Options shall become immediately vested and exercisable. Your heirs may exercise the Option within six months following your death, even if the Option that was held by you expires during this 6-month period, but any Option which remains unexercised shall expire six months following the date of your death.

         c. By retirement: In the event of your retirement, you will be treated as continuing in employment for purposes of vesting in your Option. Vested Options must be exercised at the earliest, on the Exercise Date as provided by the French sub-Plan but no later than the fifth anniversary of your retirement. In no event may the Option be exercised after its Expiration Date.

         d. For other reasons: Options which are vested as of the date of termination of employment for other reasons may be exercised until (i) the expiration date of this Option; but not earlier than (ii) the end of the ninetieth (90th) day following the Exercise Date as provided by the French sub-Plan (except in the case of dismissal for "gross misconduct" or "willful misconduct", in which case all Options will expire and no shares can be purchased beyond the date of termination). Options which are not vested as of the date of employment termination shall immediately terminate, and shall be forfeited to the Company, unless otherwise provided by the Board or Committee.

9. FORFEITURE OF OPTIONS. All unvested Options will be forfeited if you are terminated for gross misconduct or willful misconduct.

10. CHANGE IN CONTROL. In the event of a Change in Control, all Options granted shall become immediately exercisable and shall remain exercisable for their entire term. (The term of the Option ends on the earlier of its stated Expiration Date or the end of the period of exercise set forth in paragraph 8 above due to termination of employment.)

11. EXERCISE OF OPTIONS. In order to exercise the Options, a written notice must be provided to the Company specifying the number of shares to be purchased, accompanied by full payment of the exercise price in cash or by check. Cashless exercise of the Options through a broker or dealer designated by the Company is also permitted.

12. WITHHOLDING. Upon sale of the underlying shares, the Company and/or the Subsidiary, your employer at the time of grant, will have the right to withhold, or request any third party to withhold, from the proceeds to be paid to you the sums corresponding to any social security contributions due at exercise or sale by you. If such amounts are due and

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         are not withheld from the proceeds of your pay, you agree to submit the amount due to the Subsidiary, your employer at the time of grant, by means of check, cash or credit transfer.

13. AMENDMENT. This Option may be amended or modified by the Company, to the extent authorized by French law, as long as the amendment or modification does not materially adversely affect your Option and in any case, subject to your prior written consent.

If you have any questions regarding your stock Awards, please contact << >>, International Human Resources, << >>.

Sincerely,

James P. Hackett
CEO and President

Please acknowledge your agreement to participate in the Plan as amended by the French sub-Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned to << >>, International Human Resources in the enclosed envelope by << >>.

   AGREEMENT TO PARTICIPATE IN THE STEELCASE INC. INCENTIVE COMPENSATION PLAN

By signing a copy of this Agreement and returning it I acknowledge that I have read the Plan as amended by the French sub-Plan, and that I fully understand all of my rights under the Plan as amended by the French sub-Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Option. Without limiting the generality of the preceding sentence, I understand that subject to the terms of the Plan as amended by the French sub-Plan, my right to exercise this Option is conditioned upon my employment with the Company and/or its Subsidiary.

By signing a copy of this Agreement, I acknowledge and agree that certain personal data and/or information (including but not limited to my name, address, employer, country of residence, and salary) regarding any stock option grant made in my name and/or any shares that I purchase under the Steelcase Inc. Incentive Compensation Plan (the "Plan") will be transmitted and communicated, possessed, and used outside the country of my employment or residence in order that Steelcase Inc. may administer and effectuate the Plan.

"Pursuant to the Data Processing, Data Files and Individual Liberties Law, the answer to these questions is not mandatory, and you benefit from a right of access and rectification to the data relating to you by asking Steelcase Inc. This data may be transferred to Steelcase Inc."

Participant: ____________________________      Date: __________________________
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             Participant ID: << >>